APPENDIX III-2

LIST OF FUNDS

SERVICES & FEES

This Appendix III-2 is part of the ETF Fund Services Agreement (the “Agreement”), dated April 27, 2021, between Northern Lights Fund Trust II (the “Trust”) and Gemini Fund Services, LLC (“GFS”). Set forth below are the Services elected by the Fund(s) identified on this Appendix III-2 along with the associated Fees. Capitalized terms used herein that are not otherwise defined shall have the same meanings ascribed to them in the Agreement.

COVERED FUNDS

The Fund(s) to be covered under this Agreement include:

Fund(s)
The Future Fund Active ETF

Funds with the same investment adviser are collectively referred to as a “Fund Family.”

SELECTED SERVICES and FEES

[REDACTED – schedule has been excluded because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed]

Signature Page Follows

Appendix III-2 | Page 1

APPENDIX III-2

LIST OF FUNDS

SERVICES & FEES

IN WITNESS WHEREOF, the parties hereto have executed this Appendix III-2 to the ETF Fund Services Agreement effective as of April 28, 2021.

NORTHERN LIGHTS FUND TRUST II By: ____/s/__________________________ Kevin Wolf President	GEMINI FUND SERVICES, LLC By: /s/_______________________________ Gary Tenkman Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement and further acknowledges and agrees that:

(1) GFS expends substantial time and money, on an ongoing basis, to recruit and train its employees; (2) GFS's business is highly competitive and is marketed throughout the United States, and (3) if the Adviser were to hire any GFS employees who are involved in the procurement of the Services under this Agreement then GFS may suffer lost sales and other opportunities and would incur substantial expense in hiring and training replacement(s) for those employees. Accordingly, the Adviser agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of GFS for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both parties. In the event that this provision is breached by the Adviser, the Adviser agrees to pay damages to GFS in the amount of two times the current annual salary of such employee or former employee. For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

The Future Fund, LLC

330 N. Wabash, Suite 2300

Chicago, IL 60611

By: _/s/__________________________

Name: David Kalis

Title:

Appendix III-2 | Page 2

ETF FUND DATA WEB PACKAGE - WEB SERVICES

Market Data

Comprehensive Market Data hosted by GFS updated nightly

I Daily NAV Price

I Daily NAV Price Change

I Daily NAV Price Change Percentage

I Market Price – Mid Point between Bid and Ask at Market Close

I Market Price Change

I Premium / Discount

I Shares Outstanding

I Volume

I Total Net Assets

Performance Data

Comprehensive Performance Data hosted by GFS

l ETF Fund NAV and Market Price performance updated nightly

l Index performance available (Additional Licensing Fees may be required)

I Growth of $10,000 chart available

Holdings Data

Fund holdings data hosted by GFS updated nightly to meet fund disclosure rules

l Top ten holdings and all holdings available

I Fields Available

I Symbol

I Name

I Market Value

I Percent of Net Assets

Distributions Data

Distributions data will be available to show most recent and historical distributions paid by the ETF

I Fields Available

I Ex Date

I Record Date

I Pay Date

I ST Cap Gains, LT Cap Gains, Income/Other

I Total Distribution Amount

Analytics Data

I Provide 30 Day SEC Yield updated monthly

I Provide Distribution Rate updated monthly

Document Center Web Page

Provides online access to PDF’s of the Fund’s Regulatory Documents

I Documents Hosted

I Prospectus

I SAI

I Semi-Annual Report

I Annual report

I Fund Fact Sheet

I GFS provides a direct link to the PDF’s in the document center for viewing on the fund’s website. The link will be utilized on Fund’s own website to provide seamless integration with GFS’s document center

REPORTING SERVICES

l Included in our services at no cost

l Next Generation Secure Web-Based Report Delivery Vehicle

l Allows for Direct Request or Subscription Based Delivery

l Reports Available in Multiple Formats (PDF, Excel, XML, CSV)

PRICING

ETF Fund Data Web Package Fees:

$5,000 initial set up charge

$4,000 annual maintenance invoiced annually in advance

Reporting Services Fees:

No cost